As filed with the Securities and Exchange Commission on May 18, 2015

Registration No: 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sunwin Stevia International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	56-2416925
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

6 Shengwang Avenue, Qufu, Shandong, China	273100
(Address of Principal Executive Offices)	(Zip Code)

Sunwin Stevia International, Inc. 2015 Equity Incentive Plan
(Full title of the plan)

Ms. Dongdong Lin
Chief Executive Officer
Sunwin Stevia International, Inc.
6 Shengwang Avenue
Qufu, Shandong, China  273100

with a copy to:
Corporate Creations Network
8275 Southeastern Avenue #200
Las Vegas, NV  89123
702-951-9324

(Name and address of agent for service)

(86) 537-4424999
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share (2)	25,000,000	$0.33	$8,250,000	$958.65

(1)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the bid and asked prices of the registrant’s common stock as reported on the OTC Markets on May 15, 2015.

(2)           The maximum number of shares of common stock which may be subject to awards under the Sunwin Stevia International, Inc. 2015 Equity Compensation Plan made to individuals who are neither officers, directors nor employees of Sunwin Stevia International, Inc. and its subsidiaries is limited to 2,500,000 shares.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options granted under the Sunwin Stevia International, Inc. 2015 Equity Compensation Plan in the event of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible grantees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement:

•           Annual Report on Form 10-K for the year ended April 30, 2014;
•           Quarterly Report on Form 10-Q for the period ended July 31, 2014;
•           Quarterly Report on Form 10-Q for the period ended October 31, 2014;
•           Quarterly Report on Form 10-Q for the period ended January 31, 2015;
•           Current Report on Form 8-K as filed on May 12, 2015; and
•           A description of our common stock as contained in the Form 8-A filed on March 9, 2009 (SEC File No. 000-53595), including any amendments or reports filed for the purpose of updating such description.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                Description of Securities.

Our common stock is registered under Section 12(g) of the Exchange Act, and, accordingly, no description is provided hereunder.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

•	the officer or director conducted himself or herself in good faith;
•	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
•
in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.                                 Exemption From Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

Exhibit No.	Description
4.1
Sunwin Stevia International, Inc. 2015 Equity Compensation Plan (incorporated by reference to Exhibit 10.29 to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 12, 2015)

5.1	Opinion of Pearlman Schneider LLP *
23.1	Consent of RBSM LLP*
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)*

*           Filed herewith.

Item 9.                                Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Qufu, Shandong, China on May 18, 2015.

Sunwin Stevia International, Inc.

By: /s/ Dongdong Lin
Dongdong Lin, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laiwang Zhang Laiwang Zhang	Chairman of the Board of Directors and President	May 18, 2015

/s/ Dongdong Lin Dongdong Lin	Chief Executive Officer, director, principal executive officer	May 18, 2015

/s/ Fanjun Wu Fanjun Wu	Chief Financial Officer, principal financial and accounting officer	May 18, 2015

/s/ Chengxiang Yan Chengxiang Yan	Director	May 18, 2015